EXHIBIT 12

                     MERRILL LYNCH PREFERRED CAPITAL TRUST V
                     MERRILL LYNCH PREFERRED FUNDING V, L.P.
                      COMPUTATION OF RATIOS OF EARNINGS TO
          COMBINED FIXED CHARGES AND PREFERRED SECURITIES DISTRIBUTIONS

                                      For the Period November 3, 1998 to December 25, 1998
                                      ----------------------------------------------------
                                      Merrill Lynch Preferred      Merrill Lynch Preferred
                                          Capital Trust V              Funding V, L.P.
                                      -----------------------      -----------------------

Earnings                                    $10,100,818                  $11,828,542
                                            ===========                  ===========

Fixed charges                               $        --                  $        --

Preferred securities distribution
  requirements                                9,797,667                   10,100,818
                                            -----------                  -----------

Total combined fixed charges and
  preferred securities distributions        $ 9,797,667                  $10,100,818
                                            ===========                  ===========

Ratio of earnings to combined
  fixed charges and preferred
  securities distributions                         1.03                         1.17